ZOO ENTERTAINMENT, INC.
3805 Edwards Road, Suite 400
Cincinnati, OH  45209

October 1, 2010

Mr. Mark Seremet
6550 Stoneham Place
Cincinnati, OH 45236

Dear Mr. Seremet:

This letter agreement (this “Agreement”) hereby amends and restates in its entirety that certain letter agreement, by and between you and Zoo Entertainment, Inc. (the “Company”), dated as of May 12, 2009, as amended on each of August 31, 2009 and November 20, 2009 (the “Original Letter Agreement”), pursuant to which the Company agreed to provide compensation to you in consideration for you entering into certain guarantees for the full and prompt payment and performance by the Company and its subsidiaries of obligations in connection with certain financing arrangements.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we hereby agree to amend and restate the Original Letter Agreement in its entirety as follows:

1.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Guarantees” means, collectively, (i) the Wells Fargo Guaranty, (ii) the Solutions 2 Go  Guaranty and (iii) the Working Capital Guaranty.

“Loans” means, collectively, (i) the Wells Fargo Loan, (ii) the Solutions 2 Go Loan and (iii) the Working Capital Loan.

“Solutions 2 Go Loan” means the indebtedness incurred pursuant to that certain Advance Agreement, by and among the Company, Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009, as amended from time to time.

“Solutions 2 Go Guaranty” means that certain Guaranty, made by you to Solutions 2 Go Inc., dated as of August 31, 2009, pursuant to which you agreed to guaranty the full and prompt performance of the Company’s obligations in connection with the Solutions 2 Go Loan.

“Wells Fargo Loan” means that certain purchase order financing arrangement pursuant to the Amended and Restated Master Purchase Order Assignment Agreement, by and between the Company and Wells Fargo Bank, National Association, dated as of April 6, 2009, as amended from time to time.

“Wells Fargo Guaranty” means that certain Guaranty, made by you to Wells Fargo Bank, National Association, dated as of April 6, 2009, pursuant to which you agreed to guaranty the full and prompt payment and performance of the Company’s obligations in connection with the Wells Fargo Loan.

“Working Capital Loan” means that certain financing arrangement pursuant to the Factoring and Security Agreement, by and between Working Capital Solutions, Inc. and Zoo Publishing, Inc., dated as of September 9, 2009, as amended from time to time.

“Working Capital Guaranty” means that certain Guaranty, made by you to Working Capital Solutions, Inc., dated as of September 9, 2009, pursuant to which you agreed to guaranty the full and prompt payment and performance of the obligations in connection with the Working Capital Loan.

2. Fees.

(a)           The Company hereby agrees to pay you a monthly fee of $10,000 (the “Wells Fargo Monthly Fee”) (commencing on October 1, 2010 and continuing on the same date of each month thereafter), for so long as the Wells Fargo Loan and the Wells Fargo Guaranty remain in full force and effect; provided, however, that if for any three consecutive months no amount of the Wells Fargo Loan is due and owing (but the Wells Fargo Loan has not been terminated) for any one day during such period, the Wells Fargo Monthly Fee shall not be owed for the following month.

(b)            The Company hereby agrees to pay you (i) $25,000 upon the execution and delivery of this Agreement in consideration for your guaranty of the increased indebtedness incurred by the Company under the Working Capital Loan and (ii) $25,000 on each of January 1, 2011, April 1, 2011 and July 1, 2011, for so long as the Working Capital Loan and the Working Capital Guaranty (or any comparable accounts receivable factoring facility and guaranty by you are secured by the Company in lieu thereof) remain in full force and effect.

(c)            You agree that so long as you remain employed by the Company or any of its subsidiaries, you will not withdraw any of the Guarantees during the term of the Loans.  In addition, the Company agrees that your employment will not be terminated (except for “Cause” under the terms of your employment agreement with the Company or its subsidiaries) and your status, compensation and benefits with the company that employs you will not be diminished as long as the Guarantees and the Loans are in effect.   The Company agrees that in the event you terminate your employment for any reason, the Company will use its best efforts to have your name removed from the Guarantees as soon as possible thereafter.  If the Wells Fargo Guaranty is not released by the end of the month following termination of employment, the Wells Fargo Monthly Fee shall be doubled to $20,000 for each month thereafter until the Wells Fargo Guaranty is removed.

(d)           The fees set forth in this Section 2 shall be deemed to fully compensate you for guaranteeing up to $20,000,000 of the full and prompt payment and performance by the Company and its subsidiaries of obligations in connection with the Wells Fargo Loan and the Working Capital Loan.

3.  Miscellaenous.

(a)           This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, relating to the subject matter hereof, including, but not limited to, the Original Letter Agreement, which is hereby terminated and of no force or effect.  You acknowledge and agree that you are not entitled to any further fees or other compensation under the Original Letter Agreement and all obligations of the Company under the Original Letter Agreement have been satisfied in full.

(b)           The terms, provisions and conditions of this Agreement are solely for the benefit of the parties hereto and their respective heirs, successors and permitted assigns and no other person or entity shall acquire or have a right by virtue of this Agreement.  This Agreement may not be assigned by any party without prior written consent of the other parties.

(c)           No provision of this Agreement may be waived or amended except in a writing signed by the parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

(d)           This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(e)           This Agreement shall be governed by and constructed under the laws of the State of Delaware without regard to such state’s conflicts of law principles, and may be amended, modified or supplemented only by written instrument executed by parties hereto.

If the foregoing correctly sets forth the entire understanding and agreement between us, please so indicate by executing this Agreement as indicated below and returning an executed copy, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

Very truly yours,

COMPANY:

ZOO ENTERTAINMENT, INC.

By: /s/ David Fremed
Name: David Fremed
Title: Chief Financial Officer

Accepted and agreed as of
the date first written above:

/s/ Mark Seremet
Mark Seremet